Exhibit 99.1

Egalet Appoints Timothy P. Walbert to Board of Directors

Wayne, Penn. — March 11, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced the appointment of Timothy P. Walbert, chairman, president and chief executive officer of Horizon Pharma, to its board of directors.

Mr. Walbert is the second addition to the board in recent months. Greg Weaver, chief financial officer (CFO), senior vice president, treasurer and corporate secretary of Fibrocell Science, Inc., joined as a director on February 5, in conjunction with the listing of the company’s common stock on Nasdaq.

“Both Tim, with his strong track-record of developing and commercializing pain products, and Greg, with extensive biotechnology financial experience, will be of great value in our quest to bring safe and effective pain medicines with abuse-deterrent properties to patients,” said Bob Radie, president and chief executive officer of Egalet. “With our new team members and public financing in place, we are well positioned to advance our clinical programs for our late-stage product candidates, Egalet-001 and Egalet-002, in development for the treatment of moderate to severe pain.”

Prior to Horizon Pharma, a commercial stage, specialty pharmaceutical company which targets unmet therapeutic needs in arthritis, pain and inflammatory diseases, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company (acquired by Takeda America Holdings, Inc. in 2009). Prior to IDM, Mr. Walbert served as executive vice president, commercial operations at NeoPharm, Inc. From 2001 to 2005, Mr. Walbert was at Abbott (now AbbVie) where he served as divisional vice president of global cardiovascular marketing and divisional vice president and general manager of Abbott Immunology and led the global development and launch of the blockbuster biologic HUMIRA for the treatment of rheumatoid arthritis. From 1998 to 2001, Mr. Walbert served as director of CELEBREX North America and arthritis team leader of Asia Pacific, Latin America and Canada at G.D. Searle & Company. Previously Mr. Walbert held sales and marketing roles with increasing responsibility at G.D. Searle, Merck & Co., Inc. and Wyeth. Mr. Walbert holds a B.A. in business from Muhlenberg College and serves as a director of XOMA Ltd., Raptor Pharmaceutical Corp., the Biotechnology Industry Organization (BIO), the Illinois Biotechnology Industry Organization (iBIO), ChicagoNEXT, and the Greater Chicago Arthritis Foundation. Mr. Walbert was recently appointed by Illinois Governor Pat Quinn to the Illinois Innovation Council.

“It is exciting to be part of a company that is using an innovative approach to treating pain through novel abuse-deterrent technologies,” said Mr. Walbert. “I look forward to working closely with the board and the Egalet team to advance their clinical programs.”

About Egalet

Egalet Corporation is a specialty pharmaceutical company developing and planning to commercialize proprietary, abuse-deterrent oral products for the treatment of pain and other indications. The company has created two distinct drug delivery systems, each with novel abuse-deterrent features and the ability to control the release profile of the active pharmaceutical ingredient. Using its proprietary platform, Egalet has developed a pipeline of clinical-stage, opioid-based product candidates in tablet form that are specifically designed to deter abuse by physical and chemical manipulation, while also providing tailored release of the active pharmaceutical ingredient. Its lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the treatment of moderate to severe pain. There are currently no commercially available abuse-deterrent formulations of morphine, and if approved, Egalet believes that Egalet-001 would fill a significant unmet need in the marketplace. The company’s second product candidate, Egalet-002, is an abuse- deterrent, extended-release, oral oxycodone formulation in development for the treatment of moderate to severe pain. The Egalet technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple APIs with similar or different release profiles. Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Contacts:

Investor Relations:

Lisa M. Wilson

In-Site Communications, Inc.

Tel: 917-543-9932

Email: lwilson@insitecony.com

Media:

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com